Exhibit 99.1

AZZ incorporated Signs Agreement to Acquire Ohio and

Indiana Galvanizing Facilities

Acquisition will facilitate the entry into another geographic region with the multi- facility acquisition of Witt Galvanizing

Contact:	Dana Perry, Senior Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame, Joe Diaz or Robert Blum
Internet: www.lythampartners.com

November 1, 2006 – FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services, today announced the signing of an asset purchase agreement with Witt Industries, Inc., a privately held company, to acquire substantially all of the assets related to Witt’s Galvanizing operations. Witt Galvanizing is a three-facility operation with locations in Cincinnati, Ohio, Muncie and Plymouth, Indiana. The acquisition will facilitate AZZ moving into another geographic area of the U.S. and provide a basis for continued growth and expansion of the Galvanizing Services Segment of the company.

“Not only does this represent three more operations for our network of plants, but opens up another strategic area that has the potential for additional growth and expansion. It is indeed a privilege to purchase operations that have such a rich regional heritage and one that has continued for generations. Certainly the pride and integrity with which it has been operated is consistent with the philosophy and methodology that AZZ employs in its current operations. We anticipate that it will be accretive in the first year of operation, and should add in excess of $15 million in annualized revenues. We appreciate the opportunity to continue the proud tradition of service that has been sustained by the Wydman family,” stated David H. Dingus, president and chief executive officer of AZZ incorporated.

Witt Industries was originally founded as a steel waste receptacle company in 1887 and in 1899 secured the patent for the production of galvanized ash cans and lids. In the 1920’s the company began to provide galvanizing services to outside customers, and thus launched the long-standing tradition of providing a superior level of service and support to this market area. Witt Industries, Inc. is a family owned operation and has been managed by a direct family member since its initial founding.

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of power generation, transmission and distribution and industrial, as well as, a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Except for the statements of historical fact, this release may contain forward-looking statements that involve risks and uncertainties some of which are detailed from time to time in documents filed by the Company with the SEC. Those risks and uncertainties include, but are not limited to: changes in customer demand and response to products and services offered by the company, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets the Company serves, foreign and domestic, customer request delays of shipments, acquisition opportunities, adequacy of financing, and availability of experienced management employees to implement the Company’s growth strategy. The Company can give no assurance that such forward-looking statements will prove to be correct. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of information, future events or otherwise.

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